UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): November 5, 2009

THE PENN TRAFFIC COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-8858 (Commission File Number)	25-0716800 (IRS Employer Identification No.)

1200 State Fair Boulevard
Syracuse, New York 13221-4737
(Address of Principal Executive Offices) (Zip Code)

(315) 453-7284
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The Company is a party to that certain Supplemental Loan Credit Agreement, dated April 13, 2005 (as amended and to date, and including the “Credit Agreement”), by and among The Penn Traffic Company, Penny Curtiss Baking Company, Inc. and Big M Supermarkets, Inc., as borrowers (the “Borrowers”), the other credit parties signatory thereto, Kimco Capital Corp. (the “Agent”), as agent for the lenders, and the lenders signatory thereto from time to time.  A copy of the Credit Agreement is attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on September 12, 2006, and all amendments to the initial Credit Agreement have been previously filed.

As previously disclosed in the Current Report on Form 8-K filed on November 4, 2009, on October 30, 2009, the agent for the Company’s senior lenders notified the Company that events of default had occurred and continue to exist under the terms of the Company’s senior revolving credit agreement (the “Revolving Loan Agreement”) and had entered into a forbearance agreement with such agent and senior lenders (the “Senior Lender Forbearance Agreement”).  On November 5, 2009, the Agent notified the Company that pursuant to the Credit Agreement, the events of default under the Revolving Loan Agreement constitute an event of default under the Credit Agreement (the “Specified Event of Default”).  The Agent further notified the Company that as a result of the occurrence and continuance of the Specified Event of Default, the Company no longer had the right to retain and was now obliged to deliver substantially all net proceeds from subleases of real property leased or subleased by the Borrowers (the “Sublease Proceeds”) to the Agent for application of such funds to repayment of amounts outstanding under the Credit Agreement.  The Agent reserved all its other rights, which include terminating all remaining lending commitments under the facility, accelerating all financial obligations of the Company under the Credit Agreement, and charging the default rate under the Credit Agreement.

Effective as of November 10, 2009, the Borrowers entered into a forbearance agreement (the “Forbearance Agreement”) with the Agent and certain other credit parties and lenders (the “Lenders”).  Under the Forbearance Agreement, the Agent and the Lenders agreed to forbear from exercising any of their rights or remedies under the Credit Agreement and related agreements arising solely out of the Specified Events of Default (other than the right to receive the Sublease Proceeds), until the earlier of: (i) November 25, 2009, (ii) any breach or default by any Borrower, other than the Specified Event of Default, under the Credit Agreement, the Forbearance Agreement, or the Senior Lender Forbearance Agreement, or (iii) the taking of any action by the lenders under the Revolving Loan Agreement against the collateral under the Revolving Loan Agreement (the “Forbearance Period”).

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

Reference is made to the disclosures at Items 1.01 and 8.01 hereof.

Item 8.01.	Other Events.

The Agent’s conclusion that events of default have occurred under the Credit Agreement, and requiring the Company to deliver the Sublease Proceeds may result in the Company’s lenders and other creditors claiming it has defaulted, or the Company actually being in default under its agreements with them.  To the extent there are any such claimed or actual defaults, the Company will seek waivers of these defaults, and the Company believes it would be in the best interests of all its creditors for such waivers to be granted.  There can be no assurance that any such defaults will be cured within applicable cure periods, if any, or that any waivers or other relief will be obtained, in which case such defaults may result in the acceleration of certain of the Company’s financial obligations, which the Company may not be in a position to satisfy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PENN TRAFFIC COMPANY
(Registrant)

By:	/s/ Daniel J. Mahoney
	Name:	Daniel J. Mahoney
	Title:	SVP, General Counsel

Date: November 12, 2009